Exhibit 99.1

NASDAQ: ASFI

FOR IMMEDIATE RELEASE

CONTACT:

Robert J. Michel, CFO

Asta Funding, Inc.

(201) 567-5648

Asta Funding, Inc. Announces Financial Results for Year and Fourth Quarter of Fiscal Year 2011

•	Net Income increases to $10.5 Million, or $0.71 Per Diluted Share for Fiscal Year

•	$106.9 Million of Cash and Cash Equivalents and Investments at September 30, 2011

•	Management Exploring Other Financing Markets to Enhance Returns

ENGLEWOOD CLIFFS, N.J., December 14, 2011 – Asta Funding, Inc. (NASDAQ: ASFI) (the “Company”), a financial services consumer receivable asset management and liquidation company, today reported its results for the fiscal year and fourth quarter ended September 30, 2011. The Company reported $106.9 million in cash and cash equivalents, and investments at September 30, 2011, representing a $22.7 million or 26.9% increase from 2010 and providing the Company the resources it needs to move into fiscal year 2012 without the immediate need for external financing.

Fiscal Year 2011

The Company reported net income of $10,521,000 for the fiscal year ended September 30, 2011, or $0.71 per diluted share, as compared to net income of $3,129,000, or $0.22 per diluted share, for the fiscal year ended September 30, 2010. Revenues for the fiscal year ended September 30, 2011 were $43,167,000, a decrease of 5.8% as compared to $45,849,000 for the fiscal year ended September 30, 2010. Included in total revenues for the fiscal year ended September 30, 2011 was a one time charge of approximately $1.3 million against revenues due to a third party servicer invoicing the Company for previously unbilled collection costs. Revenues for the year ended September 30, 2011, excluding this one time charge, were $44,439,000, down $1.4 million, or 3.1%.

Net cash collections from collection of receivables acquired for liquidation, including net cash collections represented by account sales, were $81,205,000 for the fiscal year ended September 30, 2011, as compared to $101,919,000 during fiscal year 2010, a 20.3% decrease from the prior year. Net collections during the fiscal year 2011 were impacted by the previously-mentioned one time charge of approximately $1.5 million (against collections). Net cash collections represented by account sales were $390,000 in the fiscal year ended September 30, 2011, less than 1% of total net collections from collection of receivables acquired for liquidation, as compared to $3,485,000, or 3.4% of total net collections from consumer receivables acquired for liquidation in the prior year. Collections on the Great Seneca portfolio were $13.0 million during fiscal year 2011 as compared to $16.5 million during the prior year. The carrying value of the Great Seneca portfolio was $78.3 million at September 30, 2011 as compared to $91.3 million at September 30, 2010.

Income from fully amortized portfolios (zero basis revenue) was $34.3 million for both fiscal years ended September 30, 2011 and September 30, 2010. Excluding the one time charge, income from fully amortized portfolios was $35.6 million. The Company invested in portfolios with a face value of $19.5 million at a cost of $7.5 million during the fiscal year ended September 30, 2011 as compared to portfolio investments with a face value of $269 million at a cost of approximately $8.0 million during the fiscal year ended September 30, 2010. Portfolio investments during fiscal 2011 were medical-related litigation receivables.

General and administrative expenses were $21,807,000 for the fiscal year ended September 30, 2011 as compared to $23,211,000 for the fiscal year ended September 30, 2010, a reduction of approximately 6%. General and administrative expenses were lower due primarily to lower collection-related expenses, amortization expense, and professional fees offset by higher stock based compensation expenses. Excluding the non-cash stock based compensation expense of $2.0 million, general and administrative expenses decreased 10.3% from the prior year.

Interest expense for the fiscal year ended September 30, 2011 was $3,016,000 as compared to $4,368,000 for fiscal year 2010, a 31% reduction, as the Company paid off the senior debt balance of $1.5 million in January 2010 and the subordinated debt balance of $2.4 million in December 2010. The non-recourse financing due to Bank of Montreal (“BMO”), supporting the Great Seneca portfolio, was $71.6 million at September 30, 2011 as compared to $90.5 million at September 30, 2010.

An impairment charge of $721,000 was recorded during fiscal year 2011 as compared to $13,029,000 of impairment charges recorded during fiscal year 2010.

Fourth Quarter Fiscal Year 2011

The Company reported net income of $1,656,000, or $0.11 per diluted share, for the fourth quarter of fiscal year 2011, as compared to a net loss of $5,342,000, or $0.37 per share, for the same period in fiscal year 2010. The Company reported revenues of $9,798,000 for the fourth quarter of fiscal year 2011, as compared to $11,499,000 for the fourth quarter of fiscal year 2010, a decrease of 14.8%. Included in total revenue for the quarter ended September 30, 2011 was the previously-mentioned one time charge against revenues of approximately $1.3 million. Revenues for the quarter, excluding this one time charge, were $11,070,000, a decrease of $429,000, or 3.7%.

Net cash collections of receivables acquired for liquidation, including net cash collections represented by account sales, were $16,466,000 for the fourth quarter of fiscal year 2011, as compared to $21,033,000 for the fourth quarter of fiscal year 2010, down 21.7% from the prior year. Included in the fourth quarter of fiscal year 2011 was the impact of the previously-mentioned one time charge of approximately $1.5 million. Excluding this one time charge, net collections would have been $18,009,000 down $3.0 million, or 14.4%. Net collections on the Great Seneca portfolio were $2.6 million in the fourth quarter of fiscal year 2011 as compared to $3.3 million in the fourth quarter of fiscal year 2010.

Income from fully amortized portfolios (zero basis revenue) was $7.4 million for the fourth quarter ended September 30, 2011, compared to $8.7 million for the comparable period in 2010. Included in zero basis revenue was the one time charge of $1.3 million. Excluding this one time item, zero basis revenue would have been $8.7 million – flat compared to the same period of the prior year.

General and administrative expenses for the fourth quarter of fiscal year 2011 were $5,704,000 as compared to $6,472,000 in the fourth quarter of fiscal year 2010, a decrease of almost 12%. Expenses were lower in the fourth quarter of fiscal year 2011 as compared to fiscal year 2010 due to lower amortization expense, collection related expenses, and professional fees, offset by increased non-cash stock based compensation expense.

An impairment charge of $672,000 was recorded in the fourth quarter of fiscal year 2011 as compared to $13,029,000 in the fourth quarter of fiscal year 2010. The impairment recorded in the fourth quarter of fiscal year 2010, was related to the Great Seneca portfolio.

The Company invested in portfolios with a face value of $1.7 million at a cost of $0.6 million during the fourth quarter of fiscal year 2011, compared to purchases of $113.4 million in face value at a cost of $4.7 million during the fourth quarter of fiscal year 2010. The portfolio investments in the fourth quarter of fiscal year 2011 were in medical-related litigation receivables.

Interest expense for the fourth quarter of 2011 was $687,000, as compared to $1,003,000 for the comparable period in 2010, as we paid off our senior debt in the prior year and paid off the subordinated debt in December 2010, in addition to a lower average balance in the non-recourse financing due to BMO in the current year period.

Gary Stern, Chairman, President and CEO of the Company commented, “We are pleased by the results of fiscal year and fourth quarter of 2011, with continued lower overhead costs, lower interest cost and the lowest level of impairments in five years.” Mr. Stern continued, “Although total revenues are lower than the prior year, if not for the one time charge of $1.3 million against zero basis revenue in the fourth quarter of fiscal year 2011, zero basis revenue would have been up over the prior year instead of being flat with the prior year at $34.3 million – a testament to the quality of the overall distressed receivable portfolio. At September 30, 2011 our cash and cash equivalents and investments totaled $106.9 million. As of today the total is $108.8 million. Our strong balance sheet puts us in an excellent position for funding potential investment opportunities without the immediate need for external financing. We continue to review all of our investment options in the distressed receivables market; however in this challenging pricing and collection environment we are continuing to explore other financing markets that we can effectively service and that have the potential to provide attractive returns.

During the first quarter of fiscal year 2012, we have invested $3.8 million in the litigation funding business with a focus on investing in personal injury claims. We are working with an industry leader who sources and manages these types of investments. We look forward to growing the litigation funding business during fiscal year 2012.”

A conference call to discuss the results of the fiscal year 2011 and the fourth quarter of fiscal year 2011 will be held on Wednesday, December 14, 2011 at 4:00 PM, EST.

Toll-free dial-in number (U.S. and Canada):

(800) 668-4132

International dials-in number:

(224) 357-2196

Conference ID

35863044

Phone Replay:

Toll-Free #: (855) 859-2056

Toll #: (404) 537-3406

Conference ID # 35863044

Recording will be available from: 12/14/2011 7:00 PM EST to 12/20/2011 11:59 PM EST

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a leading consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at http://www.astafunding.com.

Important Information about Forward-Looking Statements: All statements in this new release other than statements of historical facts, including without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, projected costs, and plans and objective of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” or “believes” or the negative thereof, or any variation thereon, or similar terminology or expressions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Important factors which could materially affect our results and our future performance include, without limitation, our ability to purchase defaulted consumer receivables at appropriate prices, changes in government regulations that affect our ability to collect sufficient amounts on our defaulted consumer receivables, our ability to employ and retain qualified employees, changes in the credit or capital markets, changes in interest rates, deterioration in economic conditions, negative press regarding the debt collection industry which may have a negative impact on a debtor’s willingness to pay the debt we acquire, and statements of assumption underlying any of the foregoing, as well as other factors set forth under “Item 1A. Risk Factors” in our annual report on Form 10-K for the year ended September 30, 2010 and other filings with the SEC. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Except as required by law, we assume no duty to update or revise any forward-looking statements.

— Financial Tables Follow

Asta Funding, Inc.

Consolidated Statements of Operations

	September 30,	September 30,	September 30,	September 30,
	Year Ended September 30,		Three Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Finance income, net	$42,610,000	$45,631,000	$9,544,000	$11,434,000
Other income	557,000	218,000	254,000	65,000

	43,167,000	45,849,000	9,798,000	11,499,000

General and administrative expenses	21,807,000	23,211,000	5,704,000	6,472,000

Interest expense	3,016,000	4,368,000	687,000	1,003,000

Impairments of consumer receivables acquired for liquidation	721,000	13,029,000	672,000	13,029,000

	25,544,000	40,608,000	7,063,000	20,504,000

Income (loss) before income taxes	17,623,000	5,241,000	2,735,000	(9,005,000)

Income tax expense (benefit)	7,102,000	2,112,000	1,079,000	(3,663,000)

Net income (loss)	$10,521,000	$3,129,000	$1,656,000	$(5,342,000)

Basic net income (loss) per share	$0.72	$0.22	$0.11	$(0.37)

Diluted net income (loss) per share	$0.71	$0.22	$0.11	$(0.37)

Weighted average shares outstanding:
Basic	14,626,973	14,292,215	14,633,409	14,271,946
Diluted	14,827,608	14,534,982	14,881,599	14,271,946

ASTA FUNDING, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	September 30,	September 30,
	September 30,
	2011	2010
ASSETS
Cash and cash equivalents	$84,347,000	$75,301,000
Investments:
Available-for-sale	13,515,000	—
Other	9,060,000	8,934,000
Restricted cash	1,031,000	1,304,000
Consumer receivables acquired for liquidation (at net realizable value)	115,195,000	147,031,000
Due from third party collection agencies and attorneys	2,084,000	3,528,000
Prepaid and income taxes receivable	3,369,000	196,000
Furniture and equipment (net of accumulated depreciation of $3,316,000 in 2011 and $3,066,000 in 2010)	563,000	338,000
Deferred income taxes	14,358,000	18,762,000
Other assets	4,529,000	3,770,000

Total assets	$248,051,000	$259,164,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Non recourse debt	$71,604,000	$90,483,000
Subordinated debt — related party	—	4,386,000
Other liabilities	3,167,000	2,105,000
Dividends payable	293,000	292,000
Income taxes payable	31,000	—

Total liabilities	75,095,000	97,266,000

Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; authorized 5,000,000; Issued — none	—	—
Common stock, $.01 par value, authorized 30,000,000 shares, issued and outstanding 14,639,456 shares in 2011 and 14,600,423 shares in 2010	146,000	146,000
Additional paid-in capital	74,793,000	72,717,000
Retained earnings	98,377,000	89,026,000
Accumulated other comprehensive (loss) income, net of income taxes	(290,000)	9,000
Treasury Stock (at cost)	(70,000)	—

Total stockholders’ equity	172,956,000	161,898,000

Total liabilities and stockholders’ equity	$248,051,000	$259,164,000